Exhibit 99.1

Investor Contact:
Scott W. Dudley Jr.
314-342-0878
Scott.Dudley@SpireEnergy.com

Media Contact:
Jessica B. Willingham
314-342-3300
Jessica.Willingham@SpireEnergy.com
For Immediate Release

Spire Reports First Quarter Results

ST. LOUIS (Feb. 1, 2018) - Spire Inc. (NYSE: SR) today reported operating results for its fiscal 2018 first quarter ended December 31, 2017. Highlights include:

•	GAAP earnings were $2.39 per diluted share, or $1.19 per share on a net economic earnings* basis, excluding the largely non-cash impacts of recently enacted federal income tax reform

•	Prior year earnings were $0.99 per share (GAAP) and $1.04 per share (net economic earnings)

•	Spire’s growth strategy advances with a natural gas storage acquisition and continued progress with the Spire STL Pipeline

“We are off to another solid start in fiscal 2018, building on our momentum from last year. We invested further in infrastructure and technology to deliver even better service, reliability and cost effectiveness for the 1.7 million homes and businesses we serve,” said Suzanne Sitherwood, president and chief executive officer of Spire. “We continue to progress on our growth strategy with our Spire STL Pipeline and our acquisition of a natural gas storage facility. Our run-rate earnings of $1.19 per share are solid, and with the passage of tax reform, we are working with our state regulators to determine how to pass the benefits of lower tax rates to our customers. Overall, we are on track with our strategies to deliver long-term growth and keep our promises to our shareholders, customers, communities and employees.”

First Quarter Results	Three months ended December 31,
	(Millions)		(Per Diluted Share)
	2017	2016	2017	2016
Net Economic Earnings (Loss)* by Segment
Gas Utility	$59.5	$51.8	$1.22	$1.13
Gas Marketing	3.6	1.4	0.08	0.03
Other	(5.2)	(5.7)	(0.11)	(0.12)
Total	$57.9	$47.5	$1.19	$1.04
Acquisition-related costs, pre-tax	(1.7)	(0.1)	(0.04)	—
Fair value adjustments, pre-tax	(0.7)	(3.6)	(0.02)	(0.08)
Income tax effect of pre-tax adjustments	0.6	1.4	0.02	0.03
Effects of Tax Cuts and Jobs Act	59.9	—	1.24	—
Net Income	$116.0	$45.2	$2.39	$0.99

Average Shares Outstanding	48.4	45.7

* Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

Results for the three months ended December 31, 2017, the first quarter of our fiscal year, include significant, largely non-cash adjustments, required to reflect the estimated impact of the federal Tax Cuts and Jobs Act which was enacted in late December. Those adjustments include revaluing existing deferred tax assets and liabilities that were established under higher tax rates that will reverse under a new, lower rate embodied in the legislation. For additional details on the tax law changes and the impacts on Spire, please see “Tax Reform” later in this release.
As a result, consolidated net income for the quarter was $116.0 million ($2.39 per diluted share), including $59.9 million ($1.24 per share) of tax reform-driven adjustments, compared to $45.2 million ($0.99 per share) in the prior year period.
Net economic earnings (NEE) for the first quarter of fiscal 2018 were $57.9 million ($1.19 per share), up from $47.5 million ($1.04 per share) last year, due to higher earnings in both our Gas Utility and Gas Marketing segments, reflecting the return to more normal weather compared to warmer-than-normal temperatures a year ago. The year-over-year change in per share results was impacted by a 6 percent increase in average shares outstanding reflecting the issuance of shares in April 2017 upon the maturity of equity units originally issued in 2014.
NEE excludes from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions as well as acquisition, divestiture and restructuring activities. Beginning this quarter, we are also excluding the largely non-cash impact of the recently enacted Tax Cuts and Jobs Act including related amounts that may be subject to regulatory treatment. We believe that this presentation provides clarity into the true run-rate earnings of our business. See “Balance Sheets and Cash Flows” later in this release for details.
Gas Utility
The Gas Utility segment includes the regulated gas distribution operations of our five gas utilities across Alabama, Mississippi and Missouri. First quarter NEE was $59.5 million, up from $51.8 million in the prior year, with the increase due to a higher contribution margin and lower operation and maintenance (O&M) expenses.
Contribution margin increased by $12.3 million, with the majority of the increase ($7.9 million) reflecting higher usage due to the return of more normal weather compared to a year ago. Contribution margin also benefited from higher Infrastructure System Replacement Surcharge (ISRS) revenues for the Missouri Utilities ($3.4 million) and modest customer growth.
O&M expenses of $97.9 million for the quarter were down $1.5 million, reflecting lower maintenance expenses partially offset by higher employee-related costs and bad debt expense. Depreciation and amortization expenses increased by $2.6 million from last year, reflecting higher capital investment in infrastructure and technology upgrades, and new business. Taxes other than income increased $3.3 million due to higher gross receipts taxes.
Gas Marketing
The Gas Marketing segment includes the results of Spire Marketing, which provides natural gas marketing and related services on a non-regulated basis across the country, with a core operating footprint in the central U.S. For the first quarter of fiscal 2018, Gas Marketing reported NEE of $3.6 million, up from $1.4 million in the prior year, reflecting greater regional basis differentials (spreads) and increased storage optimization in the current-year quarter, both driven by the colder weather this year versus last.

Other
Other non-utility operations and corporate costs on an NEE basis for the first quarter were $5.2 million in fiscal 2018, down from $5.7 million a year ago, with costs in both periods reflecting principally interest expense associated with acquisition-related debt.
Balance Sheets and Cash Flows
We maintain a strong capital structure with ample liquidity. At December 31, 2017, we had a long-term capitalization of 49.4 percent equity, compared to 48.7 percent equity capitalization at September 30, 2017, the end of our prior fiscal year. Short-term borrowings outstanding at December 31, 2017 were $583.6 million compared to $506.4 million a year ago. These levels reflect the highly seasonal nature of our working capital needs, which typically peak in this time period, and we retain significant capacity in our $975 million revolving credit facility and related commercial paper program to meet liquidity needs.
In December and January, Spire Alabama issued and sold, through private placement, an aggregate amount of $75 million of senior notes. The new debt consisted of $30 million in 40-year notes at an annual interest rate of 4.02 percent issued on December 1, 2017, and $45 million in 30-year notes at 3.92 percent issued on January 12, 2018. Spire Alabama used the proceeds to repay short-term debt and for general corporate purposes.
Net cash provided by operating activities was $17.9 million for the three months ended December 31, 2017, compared to $10.3 million for the first quarter a year ago. The increase is primarily due to higher net income, net of the non-cash impact of tax reform, as discussed further below. Capital expenditures for the first three months of fiscal 2018 were $110.8 million, up from $89.3 million in the prior year, reflecting increased infrastructure upgrades to our gas utilities, investment to support customer growth and new business development, and for our Spire STL Pipeline.
For additional details on Spire’s results for the first quarter of fiscal 2018, please see the accompanying unaudited Consolidated Statements of Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Consolidated Statements of Cash Flows.
Tax Reform
The Tax Cuts and Jobs Act, signed into law on December 22, 2017, includes significant reform of the tax code including a reduction in the corporate income tax rate from 35 percent to 21 percent. The specific provisions related to regulated public utilities generally allow for continued deductibility of interest expense, elimination of full expensing of property for tax purposes and the continuation of favorable individual tax treatment of dividends.

U.S. GAAP requires that the impact of the tax law changes be recognized in the period when the law is enacted, including the re-measurement of deferred tax assets and liabilities. We have recorded the impact this quarter based on available information and guidance. It is important to note that changes in deferred taxes within our regulated operations are recorded as adjustments to regulatory or liability accounts. The changes in deferred taxes outside of these operations are recorded as adjustments to income tax expense.

For the quarter, the largely non-cash impacts in our results from operations were a decrease to income tax expense (increase to earnings) of $59.9 million ($1.24 per share).

We are currently working with our state regulators to determine how to pass the benefits of lower tax rates to our customers.

Regulatory Update
Missouri Rate Cases
In April 2017, Spire Missouri East and Spire Missouri West each filed with the Missouri Public Service Commission (MoPSC) a general rate case, requesting proposed rate changes. These requests were the first to be made by our Missouri utilities in approximately four years.
Spire Missouri’s initial request represents an incremental revenue increase of $59 million, which is net of $49 million that is currently being recovered through ISRS. Even with the requested increases, our Missouri customers will be paying less than they did ten years ago for their natural gas service.
Our requests are premised on a combined Missouri rate base of $2.0 billion, an equity capitalization for the Missouri utilities of 54.2 percent, and a return on equity of 10.35 percent. They reflect the significant infrastructure and technology investments we have made over that time, which have resulted in enhanced safety, reliability and customer service levels of our Missouri customers. The requests also reflect significant cost savings and synergies, totaling nearly $70 million, achieved from our growth and transformation driven by acquisition and integration of other gas utilities over the last several years.
The MoPSC has been discussing the issues in our rate case at its weekly agenda meetings, including one held on January 31. While the case has not been decided, we are very disappointed and concerned over the tenor and direction of the discussions, including the adoption of several positions that run contrary to good business practice or serve to weaken customer protections. We strongly believe that an appropriate level of equity capitalization and fair and reasonable recovery of our costs are necessary to properly reward and incent Spire Missouri to continue to make the right investments and take other steps that benefit our customers.
The regulatory process in Missouri provides the MoPSC up to 11 months to adjudicate the case, meaning new rates would go into effect in March 2018. A decision by the MoPSC is expected in mid-February.
On January 18, 2018, the MoPSC issued an order directing Spire and the MoPSC Staff to file information regarding adjustments to Spire’s rates needed to reflect the impact of tax reform under the Tax Cuts and Jobs Act. Spire made its filing on January 22 and the Staff made a reply filing on January 25. A hearing has been set for February 5.
Pipelines and Storage
Our growth strategy includes the development of our Spire STL Pipeline project and investing in natural gas storage.
We anticipate that in early calendar 2018, the Federal Energy Regulatory Commission (FERC) will issue a Certificate of Public Convenience and Necessity for our Spire STL Pipeline, approving the project. This FERC approval is an important milestone that will allow us to complete the necessary land acquisitions and shift into the construction phase of the project.
Spire STL Pipeline is a planned 65-mile natural gas supply pipeline that will provide Spire Missouri East with access to lower-cost shale gas from the Marcellus/Utica producing regions. It will also enhance reliability and the diversity of our physical transport portfolio. Based on our expected in-service date of mid-fiscal 2019, the estimated project cost remains $190 million-$210 million.

In late December 2017, we acquired a majority interest in Ryckman Creek Resources, LLC, a natural gas storage facility in Wyoming certificated for 35 Bcf of working gas. The purchase price was $26 million, and we intend to invest at least $15 million in the facility over the next two years to enhance its operating and financial performance. The facility’s results of operations will be included in our financial statements beginning in the second quarter of fiscal 2018, but these results, including integration costs, will be excluded from NEE in fiscal 2018.
Dividends
The Spire board of directors declared a quarterly common stock dividend of $0.5625 per share, payable April 3, 2018, to shareholders of record on March 12, 2018. We have continuously paid a cash dividend since 1946, with 2018 marking the 15th consecutive year of increasing dividends on an annualized basis.
Outlook
Our capital expenditures forecast for fiscal 2018 is approximately $490 million, with investment in our gas utilities of approximately $415 million and expenditures for our Spire STL Pipeline and natural gas storage estimated to be $75 million. Our five-year capital spend outlook for the fiscal years 2017-2021 remains approximately $2.3 billion. We expect more than 80 percent of our five-year capital spend will be recovered in rates with minimal lag under regulatory mechanisms or reflected in earnings.
We anticipate providing an update to our 2018 plan as well as our longer-term targets with our earnings release for the quarter ended March 31, 2018.
Conference Call and Webcast
Spire will host a conference call and webcast today to discuss its fiscal 2018 first quarter financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time.

Date and Time:	Thursday, February 1
8 a.m. CT (9 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142
The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at Investors.SpireEnergy.com under the Events & presentations tab. A replay of the call will be available from 10 a.m. CT (11 a.m. ET) on February 1 until March 2 by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 10115276. A replay of the webcast will be available on our website at Investors.SpireEnergy.com under the Events & presentations tab.
About Spire
At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million customers making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our non-utility operations include Spire Marketing which provides natural gas marketing and related services. We are committed to transforming our business and pursuing growth through 1) growing organically, 2) investing in infrastructure, 3) acquiring and integrating, and 4) innovation and technology. Learn more at SpireEnergy.com.

Cautionary Statements on Forward-Looking Information and Non-GAAP Measures
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with recent and pending acquisitions. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-Q for the quarter ended December 31, 2017, to be filed with the Securities and Exchange Commission later today.
This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions as well as acquisition, divestiture and restructuring activities. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. In calculating net economic earnings, management also excludes from net income the largely non-cash impacts of the recently enacted federal Tax Cuts and Jobs Act including related amounts that may be subject to regulatory treatment. Management believes that excluding the impacts of tax reform provides visibility into the true run-rate earnings of the Company. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and propane and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income - Unaudited

(In Millions, except per share amounts)	Three months ended December 31,
	2017	2016

Operating Revenues:
Gas Utility	$541.9	$472.3
Gas Marketing and other	19.9	22.8
Total Operating Revenues	561.8	495.1
Operating Expenses:
Gas Utility
Natural and propane gas	240.8	193.8
Operation and maintenance	97.9	99.4
Depreciation and amortization	40.3	37.7
Taxes, other than income taxes	36.7	33.4
Total Gas Utility Operating Expenses	415.7	364.3
Gas Marketing and other	41.0	41.7
Total Operating Expenses	456.7	406.0
Operating Income	105.1	89.1
Other Income	2.2	0.5
Interest Charges:
Interest on long-term debt	20.7	19.1
Other interest charges	3.7	3.0
Total Interest Charges	24.4	22.1
Income Before Income Taxes	82.9	67.5
Income Tax (Benefit) Expense	(33.1)	22.3
Net Income	$116.0	$45.2

Weighted Average Number of Common Shares Outstanding:
Basic	48.2	45.5
Diluted	48.4	45.7

Basic Earnings Per Share of Common Stock	$2.40	$0.99
Diluted Earnings Per Share of Common Stock	$2.39	$0.99
Dividends Declared Per Share of Common Stock	$0.5625	$0.525

Condensed Consolidated Balance Sheets - Unaudited

(In Millions)	December 31,	September 30,	December 31,
	2017	2017	2016
ASSETS
Utility Plant	$5,351.7	$5,278.4	$4,893.2
Less: Accumulated depreciation and amortization	1,641.0	1,613.2	1,561.4
Net Utility Plant	3,710.7	3,665.2	3,331.8
Non-utility Property	105.3	52.0	19.7
Goodwill	1,171.6	1,171.6	1,161.4
Other Investments	66.3	64.2	61.9
Other Property and Investments	1,343.2	1,287.8	1,243.0
Current Assets:
Cash and cash equivalents	6.7	7.4	10.6
Accounts receivable, net	447.6	271.4	422.7
Delayed customer billings	7.5	3.4	5.3
Inventories	204.9	225.8	190.5
Other	185.8	217.5	186.5
Total Current Assets	852.5	725.5	815.6
Regulatory Assets and Other Deferred Charges	794.7	868.2	919.7
Total Assets	$6,701.1	$6,546.7	$6,310.1

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock and paid-in capital	$1,373.2	$1,373.9	$1,221.4
Retained earnings	703.0	614.2	572.1
Accumulated other comprehensive income	3.0	3.2	3.2
Noncontrolling interest	6.5	—	—
Total Equity	2,085.7	1,991.3	1,796.7
Long-term debt	2,030.0	1,995.0	1,821.3
Total Capitalization	4,115.7	3,986.3	3,618.0
Current Liabilities:
Current portion of long-term debt	105.5	100.0	250.0
Notes payable	583.6	477.3	506.4
Accounts payable	245.6	257.1	273.8
Advance customer billings	27.3	32.0	60.2
Accrued liabilities and other	249.3	231.5	251.8
Total Current Liabilities	1,211.3	1,097.9	1,342.2
Deferred Credits and Other Liabilities:
Deferred income taxes	441.0	707.5	636.5
Pension and postretirement benefit costs	233.6	237.4	296.3
Asset retirement obligations	299.7	296.6	208.7
Regulatory liabilities	335.1	157.2	132.1
Other	64.7	63.8	76.3
Total Deferred Credits and Other Liabilities	1,374.1	1,462.5	1,349.9
Total Capitalization and Liabilities	$6,701.1	$6,546.7	$6,310.1

Condensed Consolidated Statements of Cash Flows - Unaudited

(In Millions)	Three months ended December 31,
	2017	2016
Operating Activities:
Net Income	$116.0	$45.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40.4	37.8
Deferred income taxes and investment tax credits	(33.6)	22.1
Changes in assets and liabilities	(106.7)	(96.5)
Other	1.8	1.7
Net cash provided by operating activities	17.9	10.3

Investing Activities:
Capital expenditures	(110.8)	(89.3)
Acquisition activity	(16.0)	3.8
Other	0.1	(0.4)
Net cash used in investing activities	(126.7)	(85.9)

Financing Activities:
Issuance of long-term debt	30.0	—
Issuance of short-term debt - net	106.3	107.7
Issuance of common stock	0.3	0.1
Dividends paid	(25.8)	(22.8)
Other	(2.7)	(4.0)
Net cash provided by financing activities	108.1	81.0

Net (Decrease) Increase in Cash and Cash Equivalents	(0.7)	5.4
Cash and Cash Equivalents at Beginning of Period	7.4	5.2
Cash and Cash Equivalents at End of Period	$6.7	$10.6

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Share (2)
Three Months Ended December 31, 2017
Net Income (GAAP)	$45.2	$3.5	$67.3	$116.0	$2.39
Adjustments, pre-tax:
Unrealized loss on energy-related derivatives	—	0.8	—	0.8	0.02
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.1)	—	(0.1)	—
Acquisition, divestiture and restructuring activities	—	—	1.7	1.7	0.04
Income tax effect of pre-tax adjustments (1)	—	(0.2)	(0.4)	(0.6)	(0.02)
Effects of Tax Cuts and Jobs Act	14.3	(0.4)	(73.8)	(59.9)	(1.24)
Net Economic Earnings (Loss) (Non-GAAP)	$59.5	$3.6	$(5.2)	$57.9	$1.19
Diluted EPS (GAAP)	$0.93	$0.07	$1.39	$2.39
Net Economic EPS (Non-GAAP) (2)	$1.22	$0.08	$(0.11)	$1.19

Three Months Ended December 31, 2016
Net Income (Loss) (GAAP)	$51.7	$(0.8)	$(5.7)	$45.2	$0.99
Adjustments, pre-tax:
Unrealized loss on energy-related derivatives	—	3.8	—	3.8	0.08
Lower of cost or market inventory adjustments	—	(0.1)	—	(0.1)	—
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.1)	—	(0.1)	—
Acquisition, divestiture and restructuring activities	0.1	—	—	0.1	—
Income tax effect of pre-tax adjustments (1)	—	(1.4)	—	(1.4)	(0.03)
Net Economic Earnings (Loss) (Non-GAAP)	$51.8	$1.4	$(5.7)	$47.5	$1.04
Diluted EPS (GAAP)	$1.13	$(0.02)	$(0.12)	$0.99
Net Economic EPS (Non-GAAP) (2)	$1.13	$0.03	$(0.12)	$1.04

(1) Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.
(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation.
Note: EPS amounts by segment represent contributions to Spire’s consolidated EPS.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended December 31, 2017
Operating Income (Loss) (GAAP)	$101.8	$5.0	$(1.7)	$—	$105.1
Operation and maintenance expenses	99.8	1.6	4.3	(2.3)	103.4
Depreciation and amortization	40.3	—	0.1	—	40.4
Taxes, other than income taxes	36.7	—	—	—	36.7
Less: Gross receipts tax expense	(23.1)	—	—	—	(23.1)
Contribution Margin (Non-GAAP)	255.5	6.6	2.7	(2.3)	262.5
Natural and propane gas costs	263.4	13.0	0.1	(0.3)	276.2
Gross receipts tax expense	23.1	—	—	—	23.1
Operating Revenues	$542.0	$19.6	$2.8	$(2.6)	$561.8

Three Months Ended December 31, 2016
Operating Income (Loss) (GAAP)	$90.6	$(1.3)	$(0.2)	$—	$89.1
Operation and maintenance expenses	100.5	1.4	1.8	(1.2)	102.5
Depreciation and amortization	37.7	—	0.1	—	37.8
Taxes, other than income taxes	33.4	0.1	0.1	—	33.6
Less: Gross receipts tax expense	(19.0)	—	—	—	(19.0)
Contribution Margin (Non-GAAP)	243.2	0.2	1.8	(1.2)	244.0
Natural and propane gas costs	214.5	21.5	—	(3.9)	232.1
Gross receipts tax expense	19.0	—	—	—	19.0
Operating Revenues	$476.7	$21.7	$1.8	$(5.1)	$495.1